Exhibit 10.12

July 3, 2019

Mr. Jason Brown
1801 Driscoll St
Houston, Tx 77019

Dear Jason:
On behalf of the Board of Directors of Evolution Petroleum (the “Company”), I am pleased to offer you the position of President and Chief Executive Officer of Evolution Petroleum Corporation and its subsidiaries (“Executive”). Your position reports directly to the Board of Directors (the “Board”) and is based in Houston at its corporate office.
The details of the offer are described in Exhibit A to this letter. Your employment and the benefits described in Exhibit A are subject to your fulfilling the requirements of your employment, including but not limited to, those described in this letter, Exhibit A, the policies of the Company and the Confidentiality Agreement between you and the Company.
You will be expected to commit normal, full-time work hours and efforts to fulfilling the responsibilities of this position. As a senior executive in our industry, it is reasonable and beneficial to the Company for you to serve on a board of directors of another company in the industry provided that there is no conflict with the business of the Company and such service is limited, typically to no more than one business day per calendar quarter, and does not impair your ability to fulfill the requirements of your employment. It is known and understood by Evolution Petroleum that you own/operate LongBow Energy. Evolution Petroleum hereby consents for you to continue to do so, subject to all of your duties to the Company in your service as Executive, as well as the restrictions in this paragraph. First, you hereby agree that, during all times of your employment with Evolution Petroleum, you agree that you will not involve yourself or participate in any further acquisitions of oil and gas assets or clients for LongBow Energy or any client, but you may continue to work on, service and/or maintain such currently existing business of LongBow Energy, and, also with respect to any interest that LongBow has in any energy related partnerships or entities, you agree not to advise on or participate in the decision making and will abstain from voting regarding any new acquisitions of oil and gas assets, and will promptly advise the Board prior to any such investment. As such, you also agree that you will not work on LongBow business except during your personal time.
You will be required to adhere to all policies of the Company and the Board retains the right to modify any policy of the Company at any time.
You will be granted access to the Company’s most sensitive confidential and proprietary information. As a condition of your employment, you will be required to enter into a standard agreement as to confidentiality (the “Confidentiality Agreement”).

Evolution Petroleum Corporation ▪ 1155 Dairy Ashford Rd, Suite 425 ▪ Houston, Texas 77079 Tel: 713-935-0122    FAX: 713-935-0199

We believe this position offers significant challenge and growth opportunities for you and believe you have the skills and experience to be successful. We look forward to your acceptance of this offer.
In accepting our offer of employment, you understand that your employment will be on an at-will basis, and that neither you nor any Evolution representative has entered into a contract regarding the terms or the duration of your employment As an at-will employee, you will be free to terminate your employment at any time, with or without cause; subject to the notice requirements set forth in Exhibit A. Likewise, Evolution Petroleum will have the right to reassign you, change your compensation, or terminate your employment at any time, with or without cause or advance notice; subject to the notice requirements set forth in Exhibit A. In the event that Evolution Petroleum reassigns you or changes your base (non-discretionary, non-target related) compensation in such a manner that your compensation packages becomes less than it was at the time of such change, you shall have the right to resign, and such resignation shall be treated as a termination of your employment by Evolution Petroleum without cause as delineated in Exhibit A.
By signing this agreement, you warrant that you do not have any agreements that may restrict your ability to perform the duties of the position that you are being offered (“Applicable Restrictive Agreements”). Applicable Restrictive Agreements shall include solely any agreements with respect to non-disclosure of confidential information, non-competition, customer non-solicitation, or employee non-competition, customer non-solicitation, or employee non-solicitation, other than those that may have been entered into by you for the purpose of consideration for employment at another company, which may restrict your ability to perform the duties of the position that you are being offered. If you have any such Applicable Restrictive Agreement you must immediately provide a copy to the Company, and this offer is contingent on the Company’s review, evaluation and acceptance of such agreement. You are further directed, and you agree, should you accept this offer, that you are not to use any trade secret or confidential information of any former employment in connection with your employment with the Company. You may not bring any such information onto Company premises, and you may not transfer any such information to any Company devices, computer networks, or information systems.
General Terms. The Parties agree there are no other agreements or understandings, oral or otherwise, between the parties hereto other than this Agreement and any agreements referenced herein. No party hereto is relying in any way on any representations of any party hereto, including any party to this Agreement, and in the event such party is a company, any of its officers, directors, managers, members or employees, other than any specific representations or warranties made in this Agreement. All parties hereto acknowledge that each party to this Agreement has had the opportunity and/or benefit of counsel of its choice and has been afforded an opportunity to review this Agreement with chosen counsel, inspect any books and records desired, and a full opportunity to get any information they require to evaluate this Agreement prior to signing this Agreement. If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason or to any extent, be invalid or unenforceable, neither the remainder of the Agreement in which such provision is contained nor the application of such provision to other persons or circumstances shall be affected thereby, but rather shall be enforced to the greatest extent permitted by law. Unless otherwise specified herein, should any party hereto be alleged to be in breach of this agreement, the party(ies) contending breach of this Agreement must provide written notice of such alleged breach to the party(ies) alleged to be in breach of this Agreement and same shall have thirty days to cure such alleged breach. No party may be found to be in breach of this Agreement without having been provided such written notice and opportunity to cure as specified herein, if such breach is curable within thirty (30) days.
Applicable Law. In the event a dispute arises under this Agreement, the parties hereto agree that no lawsuit of any kind shall be filed unless the parties have first voluntarily submitted to mediation. In the event mediation is attempted and fails, any party hereto may take any such legal action allowed by law, however, the prevailing party in such legal action shall be entitled to recover his/its attorneys’ fees from the non-prevailing party(ies). The parties hereto agree that Texas law shall govern such dispute and the exclusive venue for any lawsuit or action filed by any party hereto is the State District Courts of Harris County, Texas and the parties hereby voluntarily submit to the jurisdiction of same.
To accept this offer, please sign and date in the space below and return the executed copy to me. Please call with any questions.
Regards,

/s/ ROBERT HERLIN
Robert Herlin
Chairman of the Board
Evolution Petroleum Corporation

Accepted by:

/s/ JASON BROWN
Jason Brown

Date: July 8, 2019

Exhibit A
7/3/19

This exhibit to the employment letter from Evolution Petroleum Corporation (the “Company” or “EPM”) to Jason Brown (“JB”) dated as of July 3, 2019 (the “Offer Letter”) describes additional terms of the employment of JB.

Commencement Date	July 8, 2019, or within one week thereof
Position:	Chief Executive Officer & President of EPM and its subsidiaries
Term:
One-year initial term with automatic one-year extensions unless terminated by either party upon written notice to the other no less than 90 days prior to the end of the then current term; unless otherwise terminated under the offer letter from EPM to JB (the “Offer Letter”)

Reporting:	JB shall report directly to the Board of Directors of EPM (the “Board”)
Sign-on Equity Award:
On or about the Commencement Date of employment following execution of this Employment Agreement, the Board will award JB $325,000 value in restricted common stock based on the closing price on the trading day immediately prior. The stock will vest in three equal amounts on June 30th of 2020, 2021 and 2022. The unvested restricted stock awards will provide earned income in the form of dividends, if and when they are paid by EPM to all stockholders

Base Salary:
$325,000 annually subject to increase at the discretion of the Board and payable in accordance with the Company’s normal payroll policies and procedures that may be changed from time to time. JB will also be reimbursed for reasonable business expenses as approved by the Board and in accordance with the Company’s policies and procedures on reimbursement for such expenses.

Annual Incentive Bonus:
With respect to each fiscal year during the Term starting with fiscal 2020, JB shall be eligible to participate in the Company’s Short Term Incentive Plan with a total target equal to 100% of the then Base Salary (the “STIP Bonus”) which is subject to change by the Board at its sole discretion. The STIP Bonus may be composed of cash and/or stock as determined by the Board. The STIP is set by the Board and consists of one or more performance targets that may be either quantitative or qualitative. JB will work with the Compensation Committee of the Board in designing each year’s STIP and will make recommendations as to performance targets and subsequent awards to staff. JB will provide to the Board of Directors quarterly updates on achieving these targets. Awards may vest only after approval of the Audit Committee of the annual fiscal results. Any discretionary component will be determined by the Board upon recommendation of the Compensation Committee in its sole discretion.

Long Term Incentive Bonus:
With respect to each fiscal year during the Term beginning with fiscal year 2020, JB shall be eligible to participate in the Company’s Long Term Incentive Plan with a target equal to 150% the then Base Salary (the “LTIP” Bonus) which is subject to change by the Board at its sole discretion. The LTIP Bonus may be composed of cash and/or stock as determined by the Board of Directors. The LTIP is set by the Board and consists of both service vesting and/or one or more performance targets that generally target performance desired by the Board of Directors over the forward four fiscal years. Such performance targets may include growth in EBITDA, earnings and/or stock price as well as total shareholder return, and may include comparisons to peers.

Additional Potential Equity Awards:
In the event that the Company’s ninety-day trailing average stock share price first reaches the prices specified below (“Price Requirement”) before July 1, 2023, the Board will, subject to your continued employment with EPM, separately award you additional shares of common stock of the Company as listed below. These shares will be authorized to be issued by the Board within two weeks of each Price Requirement first being reached. If none of the Price Requirements are reached prior to July 1, 2023, no shares will be awarded.

Price Requirement      # of Shares
 $ 9.00/sh 50,000
$10.00/sh 50,000
$11.00/sh 50,000
$12.00/sh 50,000

Stock Ownership:	EPM has a Stock Retention Policy that will apply to JB, which is attached hereto as Exhibit 1,
Employee Benefits:
JB will be eligible immediately to participate in the standard employee benefits provided to all employees included subsidized healthcare, life insurance, disability insurance, a 401K savings program with dollar-for-dollar matching of up to the lesser of 6% of salary or the maximum amount deductible from taxable income, and paid parking. JB will also be entitled to four weeks paid vacation each calendar year (2 weeks for the remainder of 2019) that will increase to five weeks after January 1, 2022. Vacation days may accrue with service during each year in accordance with the Company’s policies.

Indemnification:
JB will be indemnified by EPM to the maximum extent permitted by the Articles and By-Laws of EPM, subject to applicable law for all actions, claims, lawsuits or similar arising out of EPM’s business, and will also be covered by the Company's Director and Officer insurance policy.

Change of Control:
JB will be covered by the Company’s Change of Control Severance Policy that provides for certain severance payments and acceleration of vesting in the event of a change in control event. Such policy is subject to change at the Board’s discretion, attached hereto as Exhibit 2.

Release:	All severance and change of control payments and benefits are conditioned upon JB and EPM executing a mutual general release of any and all claims against each other.
Payments on Termination:

Termination for Cause by EPM and Resignation/Expiration of Term following notice by JB (other than as provided in the Agreement to which this Exhibit A is attached)
JB shall be entitled only to the Accrued Obligations.
“Accrued Obligations” (i) any earned but unpaid Base Salary through the date of termination of employment, (ii) all previously earned but unpaid entitlements to benefits expressly earned and accrued through the termination date that are not forfeited under the terms of the Offer Letter, or the Company’s benefit plans or programs, (iii) unreimbursed business expenses incurred through the termination date, if any, and (iv) any other amounts or benefits required to be paid or provided by law.
 “Cause” means: (i) the conviction of or plea of guilty or nolo contendere to the commission of any felony, (ii) the commission of any act of fraud, misappropriation, or embezzlement or dishonesty with respect to the Company, (iii) a breach of any material provision of any written agreements with the Company that shall not have been cured within 45 days of delivery of a reasonably detailed written notice from the Company of such breach, (iv) documented harassment of any employee following written notice warning against such actions as determined in the sole discretion of the Board, (v) a knowing failure to comply with any laws or regulations applicable to the businesses of the Company, which failure has a material adverse impact on the reputation or business of the Company; (vi) failure to diligently carry out duties assigned by the Board of Directors, including any such actions that legally constitute actionable malfeasance or non-feasance as those terms are commonly known under law.

Upon Death or Disability
JB shall be entitled to the (i) Accrued Obligations and (ii) any incentive and service awards for which JB was eligible may be deemed by the Board to be vested through the end of the then current fiscal year.
For clarity, vesting through the end of the then current fiscal year includes incentive awards earned as of the end of the applicable fiscal year, but not determined until subsequent approval by the Board of Directors in the normal course of business.

Termination Without Cause by EPM and Expiration of Term following Notice by Company
JB shall be entitled to (i) the Accrued Obligations, (ii) Base Salary and health benefits for twelve months (including during the period of Notice by the Company), and (iii) any incentive and service awards for which JB was eligible may be deemed by the Board to be vested through the end of the then current fiscal year.
For clarity, vesting through the end of the then current fiscal year includes incentive awards earned as of the end of the applicable fiscal year, but not determined until subsequent approval by the Board of Directors in the normal course of business.

Noncompetition/ Nonsolicitation (subject to the exclusions regarding Longbow Energy in the Agreement to which this Exhibit A is attached)
During the Term and for 1 year following termination of employment for any reason, JB is subject to the Competition Restriction, the Solicitation Restriction and the Hiring Restriction (collectively, the “Restrictions”).
“Competition Restrictions” means the prohibition on JB’s association with any Competitive Enterprise (competing directly or through any third party), for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor, advisor, consultant or otherwise.
“Competitive Enterprise” means any business enterprise that engages in a business conducted by EPM during the term of JB’s employment with the Company, and following termination of JB’s employment shall be limited to upstream and midstream businesses within twenty-five (25) miles of any asset of the Company or which the Company has attempted to purchase during the twelve (12) months prior to termination of JB’s employment with the Company.
“Hiring Restriction” means the prohibition on hiring, seeking to hire, or otherwise encouraging the resignation of any individual who provides services to the Company, excluding any secretary or executive assistant who, if existing, provided assistance to JB as a primary job responsibility.
“Solicitation Restriction” means the prohibition on directly or indirectly soliciting or attempting to solicit the business of any individual or entity which is a customer of the Company or was a customer at any time during the 12-month period prior to termination, and which is the same nature of business conducted by the Company.

Employee’s Notice of Resignation:	JB shall be obligated to give the Company three months’ notice of resignation.

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